UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DOLLAR TREE STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dollar Tree Stores, Inc.

May 29, 2007

Dear Dollar Tree Shareholder:

You recently received a proxy statement concerning the upcoming Annual Meeting of the Dollar Tree shareholders.  The proxy statement includes a proposal submitted to us by the California Public Employees’ Retirement System (CalPERS), a public pension system that owns about 0.05% of our shares.  The proposal urges us to repeal supermajority voting requirements in our charter and by-laws, including those relating to our classified board of directors and procedures for removing directors and calling of special meetings.

With the June 21, 2007 Annual Meeting approaching, we write to reiterate our Board of Director’s opposition to this proposal and urge all shareholders to vote AGAINST it on their proxy cards.  For the reasons outlined in the proxy statement and further explained below, our Board believes that this proposal is not in the best interest of our shareholders.

REASONABLE PROTECTIONS

Most proposals submitted to our shareholders require approval from only a majority of the shares present and voting.  However, we believe that certain fundamental changes involving the corporation should only be made through a broad consensus among our shareholders.  Our supermajority voting requirements are tailored to protect shareholders by enabling the Board of Directors to chart the best strategic course for company growth and insure that the long term interests of those shareholders are protected.

Public company ownership has seen a marked increase in shareholder turnover in recent years.  Questions have also been raised about the validity of certain manipulative techniques, such as overvoting and groups voting with borrowed shares.  Given this volatile environment, radical changes in our form of corporate governance should not occur without approval from a large cross-section of our corporate ownership.

Our limited supermajority voting requirements afford protection to the majority-independent Board of Directors so that they may carry out their fiduciary duties to all shareholders.  In contrast, shareholders generally have no fiduciary duty to each other. By design then, the supermajority provisions guard against self-interested actions by one or a few large shareholders and allow the Board to maximize long-term value for all shareholders.

GOOD CORPORATE GOVERNANCE

The Board believes that improving corporate governance serves shareholder interests better than weakening key charter or by-law protections.  In addition to nominating independent director candidates with strong credentials, the Board of Directors is committed to high standards of corporate governance.  We recently:

•	reconstituted our independent Nominating and Corporate Governance Committee under a newly revised, comprehensive charter;

•	adopted Corporate Governance Guidelines, available on our website, that outline the responsibilities of our Board, as well as director stock ownership requirements;

•	appointed a lead independent director; and

•	adopted a policy requiring a director who does not receive a majority of votes cast in an uncontested director election to submit his or her resignation.

Prior to these improvements, and before CalPERS submitted its proposal, Dollar Tree had a strong corporate governance rating from The Corporate Library (“TCL”), an independent rating firm.  While 75-80% of the companies analyzed by TCL have a rating of C or D, in July 2006 Dollar Tree received a B, making us one of only 10 companies in the retail sector with a governance rating higher than C.  According to Institutional Shareholder Services (“ISS”), our corporate governance outperformed 65.3% of companies in the retailing group.  Additionally, Dollar Tree has never had a “poison pill” plan, and we long ago opted out of Virginia’s anti-takeover statutes.  Even with our strong ratings, the Board will continue to evaluate additional measures that may be taken to ensure that we are governed in a manner that will best optimize our growth and serve to increase shareholder value.

LONG-TERM VALUE

CalPERS frequently cites poor stock market performance to support its proposals for company governance reform, claiming the changes will improve shareholder returns.  However, unlike many companies that CalPERS targets, Dollar Tree has not lost value for long-term shareowners, has performed very well relative to typical benchmarks and has strongly outperformed those benchmarks in the past three years.

	Share Price Increase (as of May 17, 2007)
	1-Year	3-Year	5-Year	10-Year

Dollar Tree Stores	56.2%	65.2%	4.7%	253.9%

Dow Jones Industrials	20.3%	36.0%	30.2%	82.5%
S&P 500	19.1%	39.5%	36.7%	78.0%
S&P 400 Midcap Index	16.2%	59.1%	63.8%	229.1%
S&P Retail Index	12.8%	37.2%	N/A	N/A

Our earnings per share have increased every year since Dollar Tree became a public company in 1995.  Moreover, sales for the last fiscal year ending February 3, 2007 were nearly four billion dollars.  For the preceding ten years (1997-2006), net sales increased at a compound annual growth rate of 18.7%.  Considering the positive historical performance of Dollar Tree stock, our Board does not believe that eliminating the supermajority provisions would have any significant beneficial effect on shareholder value.

PLEASE VOTE “AGAINST” THE CALPERS PROPOSAL

Our Board has carefully analyzed the issues and strongly believes that the CalPERS proposal is not in our shareholders’ best interests.  Even though the proposal is non-binding, voting for it sends the wrong message because it elevates a technical, legal matter above more important issues of governance, independence and shareholder value.  These latter three are and will remain the focus of the company’s Board and management.

We ask all of our shareholders to consider the merits of both arguments and then vote their shares “AGAINST” the CalPERS proposal.  Please refer to our proxy statement for more information.  If you have any questions or need assistance in voting your shares, call Georgeson Inc., who is assisting us with this effort, at 1-888-605-7513.

Sincerely,

/s/Bob Sasser

Bob Sasser
Chief Executive Officer